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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                   FORM 8-A/A
                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                ----------------

                                KITTY HAWK, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                               75-2564006
(State of incorporation or organization)            (I.R.S. Employer
                                                   Identification No.)

         1515 WEST 20TH STREET
            P.O. BOX 612787
    DFW INTERNATIONAL AIRPORT, TEXAS                      75261
(Address of principal executive offices)               (Zip Code)


      Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered:               each class is to be registered:
                  NONE                                    NONE

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

      Securities Act registration statement file number to which this form relates: _____________ (if applicable)

      Securities to be registered pursuant to Section 12(g) of the Act:

                   COMMON STOCK, PAR VALUE $0.000001 PER SHARE
                                (Title of Class)
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On October 31, 2003, the board of directors of Kitty Hawk, Inc. (the "Company") adopted the Second Amended and Restated Bylaws of the Company (the "Amended Bylaws"), which among other things changed the provisions regarding the filling of vacancies on the board of directors of the Company (the "Board of Directors") and increased the stockholder vote required to amend the Amended Bylaws to two-thirds of the Company's outstanding voting stock.

      The following description of the common stock (CUSIP No. 498326 20 6), par value $0.000001 per share (the "Common Stock"), of the Company amends and restates in its entirety the description contained in the registration statement on Form 8-A/A, filed by the Company on March 12, 2003. This description is a summary of the material provisions of the Common Stock and does not purport to be a complete legal description of the securities or the applicable statutory or common law. This description is qualified in its entirety by the applicable provisions of law and reference to (i) the Second Amended and Restated Certificate of Incorporation of the Company and the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Company (collectively, the "Amended Certificate"), which are incorporated herein by this reference, and (ii) the Amended Bylaws, which are incorporated herein by this reference. A specimen of a certificate of Common Stock is also incorporated herein by this reference.

      As of November 7, 2003, the Company's authorized capital stock consisted of 62,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK

      Except as provided in the following sentence, holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors, and, except as otherwise required by applicable law and subject to any rights of holders of Preferred Stock subsequently issued by the Company, the holders of the Common Stock exclusively possess all voting power. The Amended Certificate limits the aggregate voting power of non-U.S. persons to 22-1/2% of the votes voting on or consenting to any matter. The Amended Certificate does not provide for cumulative voting in the election of directors.

      All corporate action requiring stockholder approval, unless otherwise required by law, the Amended Certificate or the Amended Bylaws, must be authorized by a majority of the votes cast. Approval of a majority of the outstanding voting shares is required to effect:

      -     an amendment to the Amended Certificate (except as provided below);

      -     a merger or consolidation; and

      -     a disposition of all or substantially all of the Company's assets.

      The Amended Certificate requires a vote of two-thirds of the outstanding shares of each class of capital stock to amend, alter or repeal Articles Eighth (Director Liability to the Corporation), Ninth (Indemnification of Officers and Directors) and Thirteenth (Two-Thirds Voting Requirement) of the Amended Certificate. A majority of the directors on the Board of Directors, as well as two-thirds of the outstanding voting shares, have the ability to amend the Amended Bylaws.

      Subject to any preferential rights of holders of the Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends out of assets legally available at times and in amounts as the Board of Directors may determine. Upon any voluntary or involuntary liquidation, dissolution or winding-up of


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the Company, the holders of Common Stock are entitled to share ratably in all assets remaining, if any, after payment to the Company's creditors and subject to any preferential rights of holders of the Preferred Stock, if any. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of any series of Preferred Stock issued or designated by the Board of Directors in the future. The Common Stock has been assigned the trading symbol "KTHK". American Stock Transfer and Trust Company is the transfer agent and registrar for the Common Stock.

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE AMENDED CERTIFICATE AND AMENDED BYLAWS

      The Amended Certificate and the Amended Bylaws contain certain provisions that could make the acquisition of the Company by means of a proxy contest or otherwise more difficult. The discussion set forth below is intended only as a summary and is qualified in its entirety by reference to the Amended Certificate, the Amended Bylaws and the applicable provisions of law.

      Removal of Directors; Filling of Vacancies. Any or all of the members of the Board of Directors may be removed, with or without cause, at any annual or special meeting of stockholders, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock then entitled to vote in person or by proxy at an election of such directors, provided that notice of the intention to act upon such matter shall have been given in the notice calling such meeting. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies occurring in the Board of Directors caused by death, resignation, retirement, disqualification, removal or other termination from office of any directors may be filled solely by the vote of a majority of the directors then in office, though less than a quorum. Each successor director so chosen shall hold office until his respective successor shall have been duly elected and qualified.

      Special Meetings of Stockholders. The Amended Bylaws provide that a special meeting of the stockholders may be called by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then serving, by the Chairman of the Board, or by any holder or holders of record of at least 25% of the outstanding shares of capital stock of the Company then entitled to vote on any matter for which the respective special meeting is being called.

      Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Amended Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or bring other business before an annual or special meeting of stockholders (the "Stockholder Notice Procedure").

      The Stockholder Notice Procedure provides that only those persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice of such nomination to the Secretary of the Company, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that only such business as has been brought before an annual or special meeting of stockholders by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting, may be considered at the annual meeting or a special meeting of stockholders. The Stockholder Notice Procedure further provides that notice of stockholder nominations will be considered timely only if such notice is received by the Secretary of the Company not less than 90 days nor more than 180 days prior to the first anniversary of the previous year's annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days


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from such anniversary date, notice will be considered timely only if such notice is received by the Secretary of the Company no later than the close of business on the tenth day following the earlier of the day on which the notice of the meeting date was mailed or public disclosure of the meeting date was made. The Stockholder Notice Procedure provides that notice of stockholder nominations to be made at a special meeting at which directors are to be elected will be considered timely only if such notice is received by the Secretary of the Company no later than the close of business on the tenth day following the earlier of the day on which the notice of the meeting date was mailed or public disclosure of the meeting date was made.

      The Stockholder Notice Procedure also provides that a stockholder notice that proposes to nominate a person for election as a director must contain certain information, including, without limitation, the name and address of the nominating stockholder, the class and number of shares of the Company's capital stock which are owned beneficially and of record by such stockholder, any relationship that such stockholder on whose behalf the nomination is made may have with such nominee, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee.

      The Stockholder Notice Procedure further provides that a stockholder notice that relates to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, any material interest of such stockholder in the business so proposed, the name and address of such stockholder and the class and number of shares of the Company's capital stock owned beneficially and of record by such stockholder.

      Except as otherwise provided by law, the Amended Certificate or the Amended Bylaws, the chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before a meeting was made in accordance with the provisions set forth in the Amended Bylaws. If the chairman of the meeting determines that a person was not properly nominated, or other business was not properly brought before the meeting, the chairman of the meeting may declare that such defective nomination or proposal be disregarded.

      By requiring advance notice of stockholder nominations, the Stockholder Notice Procedure will provide the Board of Directors with an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will provide a more orderly procedure for conducting annual and special meetings of stockholders. In addition, the Stockholder Notice Procedure will, to the extent deemed necessary or desirable by the Board of Directors, provide the Board of Directors with an opportunity to inform stockholders prior to such meetings of any business proposed to be conducted at such meetings, including any recommendations as to the positions of the Board of Directors regarding action to be taken with respect to such business, so that the stockholders of the Company can make a more informed decision with respect to attending the meeting or granting a proxy regarding the disposition of any such business.

      Although the Stockholder Notice Procedure does not give the Board of Directors power to approve or disapprove stockholder nominations for an election of directors or stockholder proposals for action, it may have the effect of precluding a contest of an election of directors or the consideration of stockholder proposals if the proper procedures are not followed. In addition, the Stockholder Notice Procedure could have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether the


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consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.


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ITEM 2. EXHIBITS

Exhibit
Number      Description
------      -----------
3.1         Second Amended and Restated Certificate of Incorporation of the
            Company, dated September 30, 2002 (Exhibit 99.1 to Kitty Hawk,
            Inc.'s Form 8-K dated October 1, 2002 and incorporated herein by reference)

3.2         Certificate of Amendment of the Second Amended and Restated
            Certificate of Incorporation of the Company, dated February 6, 2003
            (Exhibit 3.2 to Kitty Hawk, Inc.'s amended Registration Statement on
            Form 8-A/A dated March 12, 2003, and incorporated herein by reference)

3.3*        Second Amended and Restated Bylaws of the Company, dated
            October 31, 2003

3.4 Specimen Common Stock Certificate (Exhibit 3.4 to Kitty Hawk, Inc.'s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference)

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* Each document marked with an asterisk is filed herewith.

                                    * * * * *


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                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  KITTY HAWK, INC.

Date: November 10, 2003
                                  By:    /s/ Steven E. Markhoff
                                         ----------------------
                                  Name:  Steven E. Markhoff
                                  Title: Vice President Strategic Planning
                                         General Counsel and Corporate Secretary


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